                                 EXHIBIT 1.A(5)

                     SPECIMEN VARIABLE LIFE INSURANCE POLICY

                                                                  Exhibit 1.A(5)

                              [FIRST VARIABLE LIFE
                            INSURANCE COMPANY LOGO]

                         A STOCK LIFE INSURANCE COMPANY



FIRST VARIABLE LIFE INSURANCE COMPANY (the "Company") will pay the Death Benefit Proceeds to the Beneficiary upon receipt at our Variable Service Center of due proof of the Insured's death while this Policy was in force. On the Maturity Date, the Company will pay the Owner the Cash Surrender Value if the Insured is living and the Policy is in force.

This Policy is issued in return for the Application and payment of the initial Premium Payment. A copy of the Application is attached and made a part of the Policy.

TEN DAY FREE LOOK-- Within ten (10) days of the date of receipt of this Policy, it may be returned by delivering or mailing it to the Company at its Variable Service Center or to the agent through whom it was purchased. When this Policy is received by the Company, it will be voided as if it had never been in force. The Company will refund the Account Value, and any deductions for Monthly Charges and Premium Load, computed at the end of the Valuation Period during which this Policy is received by the Company at its Variable Service Center.


       /s/ Arnold R. Bergman                   /s/ John M. Soukup

            Secretary                               President


THIS IS A LEGAL CONTRACT -- READ IT CAREFULLY.


THE ACCOUNT VALUE, CASH SURRENDER VALUE, AND DEATH BENEFIT PROVIDED BY THIS POLICY, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND NOT GUARANTEED AS TO DOLLAR AMOUNT.


             THE VARIABLE PROVISIONS OF THIS POLICY BEGIN ON PAGE 5.


                      INDIVIDUAL FLEXIBLE PREMIUM VARIABLE
                    LIFE INSURANCE POLICY - NON-PARTICIPATING

                                TABLE OF CONTENTS

                                                                   Begins on
                                                                   Page

POLICY DATA PAGES                                                   PD - 1

SECTION  1.   DEFINITIONS                                              1

SECTION  2.   PREMIUM PAYMENTS                                         3

SECTION  3.   DEATH BENEFITS                                           5

SECTION  4.   POLICY OPTIONS                                           7

SECTION  5.   TRANSFERS                                                8

SECTION  6.   ACCOUNT VALUE                                            9

SECTION  7.   CHARGES AND DEDUCTIONS                                   11

SECTION  8.   SURRENDER AND WITHDRAWALS                                12

SECTION  9.   LOANS                                                    14

SECTION 10.   OWNERSHIP, ASSIGNMENT AND BENEFICIARY PROVISIONS         15

SECTION 11.   GENERAL PROVISIONS                                       16

SECTION 12.   PAYOUT OPTIONS                                           18

PAYOUT OPTION TABLES                                                   20

                             [CAPITAL FLEX PAY VUL]
                                POLICY DATA PAGES

INSURED:             [JOHN DOE]        AGE AND SEX:                [45 MALE]

OWNER:               [JOHN DOE]        RATE CLASS:                [NON-SMOKER]

POLICY NUMBER:       [VUL12345]        POLICY DATE:             [May 15, 1996]

MATURITY DATE:     [May 15, 2046]

FACE AMOUNT:         [$100,000]        DEATH BENEFIT
                                       OPTION ON
                                       POLICY DATE:                [Option A]

MINIMUM FACE
AMOUNT:              [ $25,000]
BENEFICIARY:         [MARY DOE]


PREMIUM:
MINIMUM INITIAL
PREMIUM:         [2 Monthly Minimum Premiums]
MONTHLY MINIMUM                        DEATH BENEFIT GUARANTEE PERIOD:
PREMIUM:             [$_______]        Age on Policy Date     Number of Years
                                            [45]                   [12]


PLANNED PREMIUM:     [$_______]        FREQUENCY:               [annually]


POLICY OPTIONS:

SEPARATE ACCOUNT:
[VIST Growth and Income Portfolio]         [VIST Small Cap Growth Portfolio]
[VIST Growth Portfolio]                    [VIST U.S. Government Bond Portfolio]
[VIST High Income Bond Portfolio]          [VIST World Equity Portfolio]
[VIST Matrix Equity]                       [Federated  Primary Money Fund II
                                            Portfolio]
[VIST Multiple Strategies Portfolio]

FIXED ACCOUNT:                             [Guaranteed Interest Rate: 4.0%]

DELAYED INVESTMENT START DATE:             [Not Applicable]
DELAYED INVESTMENT START POLICY OPTION:    [Not Applicable]


CHARGES AND DEDUCTIONS:

PREMIUM LOAD:                              [Guaranteed not to exceed 2.5% of
                                           each Premium Payment. On the Policy
                                           Date, the Premium Load is 0 % of
                                           each Premium Payment.]

MONTHLY ADMINISTRATIVE CHARGE:             [Guaranteed not to exceed $11.00
                                           each Policy Month. On the Policy
                                           Date, the charge is $8.50 each
                                           Policy Month.]

MONTHLY POLICY BENEFIT CHARGE:             [Guaranteed not to exceed an
                                           annualized rate of .27% of the
                                           Policy's Account Value.]

                             [CAPITAL FLEX PAY VUL]
                                POLICY DATA PAGES


CHARGES AND DEDUCTIONS (CONTINUED):

MONTHLY COST OF INSURANCE CHARGE:            [The maximum rate is based on TABLE
                                             OF GUARANTEED RATES for attained
                                             age and Net Amount at Risk.]

DAILY MORTALITY AND EXPENSE RISK CHARGE:     [The daily mortality and expense
                                             risk charge on net assets in each
                                             Sub-Account is guaranteed not to
                                             exceed an annualized rate of .90%.
                                             On the Policy Date, the daily
                                             mortality and expense risk charge
                                             is equal to an annualized rate of
                                             .50% on the net assets in each
                                             Sub-Account.]

ADDITIONAL BENEFIT RIDERS:
[_________________________]

TRANSACTION CHARGES:
Transfers,  Loans or Withdrawals:            [Guaranteed not to exceed $25 per
                                             transaction. On the Policy Date,
                                             the charge is $0 per transaction.]

Surrender:                                   [The surrender charge applicable to
                                             the initial Face Amount is the
                                             Surrender Charge Amount multiplied
                                             by the applicable Surrender Charge
                                             Percentage shown.]

Surrender Charge Amount:                     [[$_____, equal to 125% of 12
                                             Monthly Minimum Premiums up to a
                                             maximum of $60 per $1,000 of Face
                                             Amount for standard rated
                                             policies.]



Surrender Charge Percentages:
-----------------------------------------------------------------------------------------------------------------------
Policy Year         1       2       3       4        5       6       7       8       9       10      11      12     13+
-----------------------------------------------------------------------------------------------------------------------
Percentage          50     100     100     100      100      80      60      50      40      30      20      10      0
-----------------------------------------------------------------------------------------------------------------------

[An increase in Face Amount will result in a new Surrender Charge Amount and set of surrender charges for 12 years after the effective date of the increase. No surrender charge is imposed upon a partial decrease in Face Amount, but the full surrender charge will remain in effect for a subsequent surrender. Additional transaction charges, guaranteed not to exceed $250, may be imposed for surrenders made for the benefit of a third party assignee of the Policy pursuant to section 1035 of the Internal Revenue Code.]

TRANSFERS:

FREE TRANSFERS: [Guaranteed minimum of 12 per Policy Year. On the Policy Date, an unlimited number of transfers is permitted.]

MINIMUM ACCOUNT VALUE TO BE TRANSFERRED: [$100 or the Account Value in the selected Policy Option, if less]

RESTRICTIONS ON TRANSFERS FROM THE FIXED ACCOUNT: [Unless otherwise permitted by the Company, Account Value to be transferred from the Fixed Account in any Policy Year may not exceed the greater of: (1) 50% of Fixed Account Value on the Policy Date for transfers during the first Policy Year, or, (2) for transfers after the first Policy Year, the greater of (a) 50% of Fixed Account Value on the immediately preceding Policy Anniversary; or (b) 100% of the Fixed Account Value transferred to other Policy Options during the immediately preceding Policy Year. No transfers of Account Value are permitted from the Fixed Account to other Policy Options after payments begin under a Payout Option.]

                             [CAPITAL FLEX PAY VUL]
                                POLICY DATA PAGES

VARIABLE SERVICE CENTER: [The Variable Service Center on the Policy Date is located at P.O. Box 1317, Des Moines, IA 50305-1317]


LIMITATIONS ON WITHDRAWALS AND REDUCTIONS:

MINIMUM WITHDRAWAL:    [$100]

RESTRICTIONS ON WITHDRAWALS AND REDUCTIONS OF FACE AMOUNT: [A withdrawal or reduction of Face Amount may not be made if:

1. the Death Benefit would be reduced below that required to qualify the Policy as a life insurance contract; or

2.   the Death Benefit would be reduced below the Minimum Face Amount; or

3. with respect to Withdrawals, the remaining Cash Surrender Value would be less than the greater of (a) $1,000 or (b) 3 times the most recent Monthly Deduction.]

See Section 3 DEATH BENEFITS and Section 8 SURRENDERS AND WITHDRAWALS for additional requirements.

LOANS:

MINIMUM LOAN:                               [$100]
LOAN INTEREST RATE:
Preferred Loan Interest Rate:               [Equal to an annual rate of 4.0%]
Maximum Loan Interest Rate:                 [Equal to an annual rate of 6.0%;
                                             subject to adjustment]
LOAN ACCOUNT CREDITED INTEREST RATE:        [4% per annum]

BONUSES:

PREMIUM VALUE BONUS:
Premium Value Bonus Factors:
-------------------------------------------------------------------------------------------
Rate Class:                     [Preferred]             [Smoker]            [Non-Smoker]
-------------------------------------------------------------------------------------------
Eligible Policy Years:       [Year 9 and after]    [Year 9 and after]    [Year 9 and after]
-------------------------------------------------------------------------------------------
Non - Guaranteed Premium
Value Percentage:                    [11%]                  [5%]                  [5%]
-------------------------------------------------------------------------------------------
Guaranteed Premium Value
Percentage:                           [6%]                  [3%]                  [3%]
-------------------------------------------------------------------------------------------

CASH VALUE BONUS:
                               ------------------------------------------------------------
Non -Guaranteed Cash Value     [Cash Accumulation Value]      [Cash Value Bonus Percentage
Bonus Factors:                                                Policy Years 9 and after]
                               ------------------------------------------------------------
                               [Less than $25,000]                       [.00%]
                               ------------------------------------------------------------
                               [$25,000 to $100,000]                     [.10%]
                               ------------------------------------------------------------
                               [$100,001 or more]                        [.15%]
                               ------------------------------------------------------------


                             [CAPITAL FLEX PAY VUL]
                                POLICY DATA PAGES

                   TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES
                         (As a percent of Account Value)

                      MINIMUM DEATH                         MINIMUM DEATH                          MINIMUM DEATH
  ATTAINED AGE     BENEFIT PERCENTAGE    ATTAINED AGE    BENEFIT PERCENTAGE      ATTAINED AGE    BENEFIT PERCENTAGE
       35                  250                57                 142                 79                 105
       36                  250                58                 138                 80                 105
       37                  250                59                 134                 81                 105
       38                  250                60                 130                 82                 105
       39                  250                61                 128                 83                 105
       40                  250                62                 126                 84                 105
       41                  243                63                 124                 85                 105
       42                  236                64                 122                 86                 105
       43                  229                65                 120                 87                 105
       44                  222                66                 119                 88                 105
       45                  215                67                 118                 89                 105
       46                  209                68                 117                 90                 105
       47                  203                69                 116                 91                 104
       48                  197                70                 115                 92                 103
       49                  191                71                 113                 93                 102
       50                  185                72                 111                 94                 101
       51                  178                73                 109                 95                 100
       52                  171                74                 107
       53                  164                75                 105
       54                  157                76                 105
       55                  150                77                 105
       56                  146                78                 105


THE MINIMUM BENEFIT PERCENTAGES ARE DETERMINED TO COMPLY WITH SECTION 7702 OF THE INTERNAL REVENUE CODE.

                             [CAPITAL FLEX PAY VUL]
                                POLICY DATA PAGES
              TABLE OF GUARANTEED MONTHLY COST OF INSURANCE RATES*

                           Rate Class                                              Rate Class
              Male                  Female                            Male                  Female
Attained   Non-Smoker     Male    Non-Smoker   Female   Attained   Non-Smoker     Male    Non-Smoker   Female
   Age     /Preferred    Smoker   /Preferred   Smoker     Age      /Preferred    Smoker   /Preferred   Smoker
    0         0.22        0.22       0.16       0.16       50         0.43        0.83       0.36       0.56
    1         0.09        0.09       0.07       0.07       51         0.47        0.91       0.39       0.61
    2         0.08        0.08       0.07       0.07       52         0.51        1.00       0.42       0.65
    3         0.08        0.08       0.07       0.07       53         0.56        1.10       0.46       0.70
    4         0.08        0.08       0.06       0.06       54         0.62        1.21       0.49       0.76
    5         0.07        0.07       0.06       0.06       55         0.69        1.32        .53       0.81
    6         0.07        0.07       0.06       0.06       56         0.76        1.45       0.57       0.86
    7         0.07        0.07       0.06       0.06       57         0.83        1.58       0.61       0.91
    8         0.06        0.06       0.06       0.06       58         0.91        1.71       0.64       0.96
    9         0.06        0.06       0.06       0.06       59         1.01        1.86       0.69       1.02
   10         0.06        0.06       0.06       0.06       60         1.11        2.02       0.74       1.08
   11         0.07        0.07       0.06       0.06       61         1.22        2.21       0.80       1.16
   12         0.08        0.08       0.06       0.06       62         1.36        2.41       .087       1.26
   13         0.09        0.09       0.06       0.06       63         1.51        2.65       0.97       1.38
   14         0.10        0.10       0.07       0.07       64         1.67        2.90       1.08       1.52
   15         0.11        0.15       0.07       0.08       65         1.86        3.17       1.19       1.66
   16         0.12        0.16       0.08       0.08       66         2.06        3.45       1.31       1.81
   17         0.13        0.18       0.08       0.09       67         2.27        3.74       1.43       1.95
   18         0.14        0.18       0.08       0.09       68         2.50        4.05       1.55       2.10
   19         0.14        0.19       0.08       0.10       69         2.76        4.38       1.69       2.25
   20         0.14        0.19       0.08       0.10       70         3.05        4.75       1.86       2.44
   21         0.14        0.19       0.09       0.10       71         3.38        5.16       2.06       2.67
   22         0.14        0.19       0.09       0.10       72         3.76        5.63       2.30       2.96
   23         0.13        0.19       0.09       0.10       73         4.19        6.15       2.60       3.30
   24         0.13        0.18       0.09       0.11       74         4.67        6.72       2.94       3.69
   25         0.13        0.18       0.09       0.11       75         5.18        7.33       3.31       4.12
   26         0.12        0.17       0.09       0.11       76         5.72        7.95       3.72       4.57
   27         0.12        0.17       0.10       0.12       77         6.28        8.57       4.16       5.05
   28         0.12        0.17       0.10       0.12       78         6.88        9.21       4.64       5.55
   29         0.12        0.17       0.10       0.13       79         7.52        9.87       5.17       6.10
   30         0.12        0.18       0.10       0.13       80         8.22       10.59       5.77       6.71
   31         0.12        0.18       0.11       0.14       81         9.02       11.37       6.46       7.41
   32         0.13        0.19       0.11       0.14       82         9.92       12.25       7.26       8.20
   33         0.13        0.20       0.12       0.15       83        10.91       13.20       8.16       9.12
   34         0.14        0.21       0.12       0.16       84        11.99       14.18       9.16       10.12
   35         0.14        0.23       0.13       0.17       85        13.12       15.18       10.24      11.18
   36         0.15        0.24       0.13       0.18       86        14.30       16.16       11.39      12.30
   37         0.16        0.26       0.14       0.20       87        15.50       17.17       12.62      13.46
   38         0.17        0.29       0.16       0.22       88        16.72       18.22       13.93      14.67
   39         0.18        0.31       0.17       0.24       89        17.97       19.27       15.33      15.94
   40         0.20        0.35       0.18       0.26       90        19.29       20.33       16.82      17.34
   41         0.21        0.38       0.20       0.29       91        20.68       21.43       18.45      18.86
   42         0.23        0.42       0.21       0.32       92        22.22       22.72       20.28      20.55
   43         0.25        0.46       0.23       0.34       93        24.04       24.37       22.44      22.54
   44         0.27        0.50       0.24       0.37       94        26.50       26.63       25.22      25.22
   45         0.29        0.55       0.26       0.40
   46         0.31        0.59       0.28       0.43
   47         0.34        0.65       0.29       0.46
   48         0.36        0.70       0.31       0.49
   49         0.39        0.77       0.34       0.53

* Per $1,000 of Net Amount at Risk. For cost of insurance rates which are not a standard rate class, the Table may show: (a) rating factors to be applied to this table; and /or (b) additional monthly charges.

SECTION 1                                   DEFINITIONS
--------------------------------------------------------------------------------
ACCOUNT The Fixed Account and/or one or more of the Sub-Accounts of the Separate Account.

ACCOUNT VALUE       The sum of the Owner's interest (i) in the Sub-Account of
                    the Separate Account; (ii) in the Fixed Account; and, if there is an outstanding Policy loan, (iii) in the Loan
                    Account.

ACCUMULATION        A unit of measurement used to calculate the Account Value of
UNIT                a Sub-Account of the Separate Account.

ACCUMULATION        The value of an Accumulation Unit on a Business Day.
UNIT VALUE

AGE                 The Insured's age as of his or her last birthday.

BENEFICIARY         The person, persons or entity who will receive the Death
                    Benefit. The Beneficiary is stated in the application for this Policy, unless changed in accordance with the Policy provisions.

BUSINESS DAY        Each day the New York Stock Exchange is open for trading,
                    which is Monday through Friday, except for normal business holidays.

COMPANY             First Variable Life Insurance Company.

CASH                Account Value minus any existing Indebtedness.
ACCUMULATION
VALUE

CASH                The amount available upon surrender of the Policy which is
SURRENDER           equal to the Account Value less all Indebtedness; and
VALUE               reduced by any applicable Surrender Charges due upon
                    surrender.

DEATH BENEFIT       The amount of insurance provided under a Policy on the life of the Insured.

DEATH BENEFIT       The amount payable on the death of the Insured. This amount
PROCEEDS            is the Death Benefit less Indebtedness and less any due and unpaid Monthly Deduction(s).

FACE AMOUNT         A dollar amount used to determine the Death Benefit under a
                    Policy. It is shown on the Policy Data Pages.


FIXED ACCOUNT       The Fixed Account is the non-loaned portion of the Account
                    Value that is part of the Company's general account. The
                    Fixed Account provides guarantees of principal and interest.

INDEBTEDNESS        All amounts owed to the Company by the Owner. This includes all outstanding loans on this Policy, including any interest due or accrued.

INSURED The person whose life is insured under this Policy as shown on the Policy Data Pages.

LOAN ACCOUNT        An account established in the Company's general account for any amounts requested for loans.

MATURITY DATE       The Policy Anniversary on or following the Insured 95th
                    birthday. The date on which the Policy will mature is shown on the Policy Data Pages.

MONTHLY DEDUCTION   The amount deducted from Account Value on the first Business
                    Day of each Policy Month to cover charges and expenses incurred in connection with the Policy and any additional benefit riders.

NET AMOUNT AT       The amount of insurance coverage determined under this
RISK                Policy for each Policy Month.

NET PREMIUM         The amounts paid for a Policy, less the applicable Premium
                    Load, if any, shown on the Policy Data Pages.

OWNER The person, persons or entity entitled to all ownership rights under the Policy. The Owner is stated on the application for this Policy, unless changed in accordance with Policy provisions.

POLICY              An anniversary of the Policy Date.
ANNIVERSARY

POLICY DATE         The date on which the Policy became effective. The Policy
                    Date is shown on the Policy Data Pages. Policy Months and
                    Policy Years are measured from this date.

POLICY OPTION       The Fixed Account or any of the Sub-Accounts of the Separate
                    Account which can be selected under the Policy.

POLICY YEAR         One year from the Policy Date and from each Policy
                    Anniversary.

PORTFOLIO           The separate and distinct class of shares that is available as an underlying investment of a Sub-Account. On the Policy
                    Date, each Sub-Account invests exclusively in a Portfolio stated on the Policy Data Pages.

PREMIUM PAYMENT     An amount paid to the Company to provide benefits under this
                    Policy.

SEPARATE            A separate investment account of the Company, designated on
ACCOUNT             the Policy Data Pages.

SUB-ACCOUNT         A segment of the Separate Account.

VALUATION PERIOD    The period of time between the close of one Business Day and the close of business for the next succeeding Business Day.

VARIABLE            The Company's administrative service center for this Policy.
SERVICE CENTER      The mailing address for the Variable Service Center on the
                    Policy Date is shown on the Policy Data Pages.

                     Other terms are defined in the Policy.


SECTION 2                            PREMIUM PAYMENTS
--------------------------------------------------------------------------------
GENERAL The Minimum Initial Premium Payment shown on the Policy Data Pages is due on or before the Policy Date. The Owner may make additional Premium Payments during the lifetime of the Insured at any time, subject to the Premium Limitations.

PLANNED PREMIUMS    The Owner may elect, within limits specified by the Company, to pay premium on a pre-determined schedule. The Planned
                    Premiums on the Policy Date, if any, are shown on the Policy
                    Data Pages.

PREMIUM             The Company will refuse any premium payment that may cause
LIMITATIONS         this Policy no longer to be treated as life insurance for
                    tax purposes. The Company reserves the right to require satisfactory evidence of insurability before accepting any additional Premium Payment that would increase the then current Death Benefit. The Company may require that any Indebtedness be repaid prior to accepting any additional premium.

ALLOCATION OF       Each Premium Payment is allocated to the Fixed Account
PREMIUM             and/or one or more Sub-Accounts of the Separate Account
                    after deduction of the Premium Load, if any, shown on the Policy Data Pages. The portion of a Net Premium allocated to a Sub-Account of the Separate Account is converted into Accumulation Units. The number of Accumulation Units in a
                    Sub-Account credited to this Policy is determined by dividing (a) by (b), where:

                    (a) is the amount of Premium Payment to be allocated to that Sub-Account; and

                    (b) is the dollar value of the Accumulation Unit Value for that Sub-Account.

                    It is generally calculated by the Company as of the end of the Valuation Period during which a Premium Payment is received by the Company at its Variable Service Center.

                    Except as described in the Delayed Investment Start Date paragraph, the initial Net Premium is allocated in accordance with the selection made by the Owner in the application. Unless otherwise changed by the Owner, any additional Premium Payment is allocated in the same manner as the initial Premium Payment. Allocation of Premium Payments is subject to the terms and conditions imposed by the Company.

DELAYED             If a Delayed Investment Start Date is shown on the Policy
INVESTMENT          Data Pages, the Premium Payment for this Policy, less the
START DATE          Premium Load, will be allocated to the Delayed Investment
                    Start Policy Option shown on the Policy Data Pages in lieu of allocation to any other Sub-Account Policy Option.
                    Account Value will be transferred from the Delayed
                    Investment Start Policy Option on the Business Day immediately following the Delayed Investment Start Date to any other Sub-Account Policy Option in accordance with the initial instructions of the Owner.

                    The allocation of a Premium Payment to the Fixed Account is not affected by a Delayed Investment Start Date. Any Premium Payment received after a Delayed Investment Start Date will be allocated to any Policy Option then available under this Policy in accordance with the Owner's direction.

MONTHLY             The Monthly Minimum Premium on the Policy Date is shown on
MINIMUM             the Policy Data Pages. Payment of a sufficient amount of
PREMIUM             Monthly Minimum Premiums guarantees that the Policy will
                    remain in force during the Death Benefit Guarantee Period shown on the Policy Data Pages, as long as there are no withdrawals or Policy loans taken during that time. Payment of Monthly Minimum Premiums is sufficient if, on the first
                    Business Day of each Policy Month during the Death Benefit
                    Guarantee Period, (a) is equal to or greater than (b) where:

                    (a) is the sum of Premium Payments, minus any Indebtedness, minus any withdrawals and any applicable transaction charges deducted; and

                    (b) is the Monthly Minimum Premium multiplied by the number of elapsed Policy Months, plus the Monthly Minimum Premium for the current Policy Month.

                    The Monthly Minimum Premium amount will be increased if the Face Amount is increased, or other benefits added, during the Death Benefit Guarantee Period.

GRACE PERIOD        If sufficient Monthly Minimum Premiums are not paid during the Death Benefit Guarantee Period, the Policy will enter a grace period on the first Business Day of any Policy Month where the Cash Surrender Value is not sufficient to cover the current Monthly Deduction and accrued interest on any Policy loans. After the Death Benefit Guarantee Period, the
                    Policy will enter a grace period on the first Business Day of any Policy Month where the Cash Surrender Value is not sufficient to cover the current Monthly Deduction and accrued interest on Policy loans.

                    A grace period of 61 days from the applicable Business Day will be allowed for the payment of a minimum required premium. The Company will send a grace period notice to the Owner's last known address which will show the minimum required premium for the grace period. This is the amount necessary to cover the Monthly Deduction(s) due under the Policy plus an amount equal to three times the current Monthly Deduction. If the minimum required premium is not paid by the end of the grace period, the Policy will end without value. If the Insured dies during the grace period, the Company will pay the Death Benefit Proceeds.

REINSTATEMENT       If a grace period ends and the Owner has neither paid the
                    minimum required premium nor surrendered the Policy for its
                    Cash Surrender Value, the Owner may reinstate the Policy by:

                    (a) submitting a written request at any time within 3 years after the end of the grace period and prior to the Maturity Date;

                    (b) providing evidence of insurability satisfactory to the Company;

                    (c) paying a sufficient Premium to cover all charges that were due and unpaid during the grace period;

                    (d) paying an additional Premium sufficient the keep the Policy in force for 3 Policy Months from the date of reinstatement; and

                    (e) repaying any Indebtedness against the Policy that existed at the end of the grace period.

                    The reinstatement will be effective on the first business Day of the Policy Month next beginning on or after the Company approves reinstatement. The Account Value of the reinstated Policy will be the Account Value plus the amount in (d) above. Other terms and conditions of the reinstated policy will be subject to the Company's administrative procedures. The Surrender Charges set forth on Page PD-2 will be reinstated as of the Policy Year in which the Policy lapsed.


SECTION 3                          DEATH BENEFITS
--------------------------------------------------------------------------------

GENERAL As long as the Policy remains in force, a Death Benefit is payable upon the death of the Insured. Upon receipt of proof of death of the Insured and receipt of any applicable Payout Option election, the Company will pay the Death Benefit Proceeds to the Beneficiary. During the lifetime of the Insured, the Owner may elect for the Death Benefit Proceeds to be paid in a single sum or under a Payout Option by written request to the Company at its Variable Service Center. If no Payout Option is in effect upon the death of the Insured, the Beneficiary may elect a Payout Option under the Payout Option provisions of this Policy.

                    The Death Benefit is based on: the Death Benefit Option in effect on the date of the Insured's death; and any increases or decreases to the Face Amount.

DEATH BENEFIT       DEATH BENEFIT OPTION A. Under this option, the Death Benefit
OPTIONS             is the greater of: (a) the Face Amount or (b) the Account
                    Value times the applicable percentage of Death Benefit factors shown on the Policy Data Pages.

                    DEATH BENEFIT OPTION B. Under this option, the Death Benefit is the greater of: (a) the Face Amount plus the Account Value or (b) the Account Value times the applicable percentage of Death Benefit factors shown on the Policy Data Pages.

CHANGE IN           The Death Benefit Option in effect on the Policy Date is
DEATH BENEFIT       shown on the Policy Data Pages. The Owner may make written
OPTIONS AND         request to the Variable Service Center once each Policy Year
FACE AMOUNT         during the Insured's lifetime to change the Death Benefit
                    Option. A change from Death Benefit Option B to Death
                    Benefit Option A will cause the Face Amount to be increased by the amount of the Account Value. A change from Death
                    Benefit Option A to Death Benefit Option B will cause the
                    Face Amount to decrease by the amount of the Account Value.

                    The Owner may request to increase or decrease the Face Amount by making written request to the Variable Service Center during the Insured's lifetime. No decrease in the Face Amount may be requested, however, during the first Policy Year.

                    A change will take effect on the first Business Day of the Policy Month coinciding with or next following the date the Company approves the request.

                    For a change that would increase the Face Amount, the Company may require evidence of insurability. The Company may restrict any requested increases in Face Amount to minimums and maximums that vary with the Insured's Age and Rate Class. If the Face Amount is increased during the Death Benefit Guarantee Period shown on the Policy Data Pages, the Monthly Minimum Premium will be increased. The increase in Monthly Minimum Premium will begin on the first Business Day of the Policy Month on which the increase in Face Amount is effective. An increase in Monthly Minimum Premium will remain in effect for the remainder of the Death Benefit Guarantee Period. The Company will calculate the increase in Monthly Minimum Premium based on the Insured's Age, sex, additional Face Amount and Rate Class.

                    Any reduction will be in the following order:

                    (a)  against the most recent increase in insurance;

                    (b)  against the next most recent increases;

                    (c)  against the initial Face Amount.

                    Requests to change the Face Amount may also be denied for reasons stated in the LIMITATIONS ON WITHDRAWALS AND REDUCTIONS provisions on the Policy Data Pages.

PAYMENT OF          The amount of the Death Benefit is determined on the date
DEATH BENEFIT       the Company receives proof of the Insured's death. The Death
PROCEEDS            Benefit Proceeds actually paid to the Beneficiary are equal to the Death Benefit reduced by any Indebtedness and any due and unpaid Monthly Deductions and increased by the amounts, if any, payable under any optional additional benefit riders in effect on the date of the Insured's death. The Death Benefit Proceeds will be determined by the Company as of the date of the Insured's death. All Death Benefits will be paid in accordance with applicable law or regulations governing death benefit payments.

                    The Company will require due proof of death before payment of a Death Benefit. For these purposes, "due proof of death" means:

                    (a)  a certified death certificate;

                    (b) a certified decree of a court of competent jurisdiction as to the finding of death; or

                    (c)  any other proof satisfactory to the Company.

BENEFICIARY         Unless the Owner provides otherwise, the Death Benefit will
OTHER THAN A        be paid in equal shares to the survivor(s) as follows:
SINGLE PERSON
                    (a)  to the primary Beneficiary(ies) who survive the death of the Insured; or if there are none,

                    (b) to the contingent Beneficiary(ies) who survive the death of the Insured; or if there are none,

                    (c)  to the estate of the Owner.


SECTION 4                           POLICY OPTIONS
--------------------------------------------------------------------------------
THE SEPARATE        The Separate Account is a separate investment account of the
ACCOUNT AND         Company. It is shown on the Policy Data Pages. The Company
THE SUB-            has allocated a part of its assets for this and certain
ACCOUNTS            other policies to the Separate Account. The assets of the
                    Separate Account are the property of the Company. The
                    Company guarantees that the portion of the Separate Account assets equal to the Company's reserves and other policy liabilities with respect to the Separate Account shall not be chargeable with the liabilities arising out of any other business the Company may conduct.

                    Assets of the Separate Account are valued at their fair market value in accordance with procedures of the Company. The Separate Account is segmented into Sub-Accounts. Each Sub-Account available under this Policy on the Policy Date invests its assets exclusively in shares of one of the Portfolios shown on the Policy Data Pages.

                    The investment policy of the Separate Account shall not be changed without approval of the Insurance Commissioner of the Company's state of domicile. On the Policy Date, the Company's state of domicile is Arkansas. A statement of the approval process is on file with that state's Insurance Department.

SUB-ACCOUNT         The Owner may allocate Net Premium to one or more of the
INVESTMENT          Sub-Accounts that correspond to the Portfolios shown on the
OPTIONS             Policy Data Pages. The Company may, from time to time,
                    invest Separate Account assets in additional mutual funds, portfolios of mutual funds, or other investments. The Owner may be permitted to transfer Account Value or allocate Net
                    Premium to these additional Separate Account investments.
                    However, the right to make any transfer will be limited by the terms and conditions imposed by the Company.

                    If the shares of any Portfolio, or of any other Separate Account investment, become unavailable for investment by the Separate Account, or if the Company's Board of Directors deems further investment in these shares inappropriate or inadvisable, the Company may limit further purchase of these shares and may substitute shares of another Portfolio or other investment vehicle for shares already purchased under this Policy. The Company also may, in its discretion, remove Portfolios for transfers or new investments. In making these and any other changes, the Company will comply with all applicable legal requirements and, if required, it will seek Owner approval.

FIXED ACCOUNT       The Owner may allocate a Premium Payment to the Fixed
OPTION              Account. Interest will be credited to amounts allocated to the Fixed Account as described in the "Account Value - Fixed
                    Account Value" provision of this Policy.


SECTION 5                   TRANSFERS
--------------------------------------------------------------------------------

TRANSFERS           In any Policy Year, the Owner may transfer Account Value
AMONG POLICY        among Policy Options without the imposition of any
OPTIONS             transaction fee if there have been no more than the
                    guaranteed minimum number of free transfers shown on the Policy Data Pages. The Company may from time to time: (a) increase the number of permitted free transfers; or (b) decrease the number of permitted free transfers, but not below the guaranteed minimum number of free transfers. No transfers are permitted, however, until the end of a Delayed
                    Investment Start Date, if any, shown on the Policy Data
                    Pages. The amount of Account Value which may be transferred from the Fixed Account to other Policy Options will be subject, without limitation, to the specific restrictions, if any, shown on the Policy Data Page.

                    All amounts and Accumulation Unit Values will be determined as of the end of the Valuation Period in which the Company receives the transfer request.

                    If more than the permitted number of free transfers have been made in the Policy Year, the Company will deduct any applicable transaction fee described in Section 7 of this Policy for each subsequent transfer.


GENERAL             The minimum amount of Account Value which can be transferred
REQUIREMENTS        is shown on the Policy Data Pages. The minimum amount of
FOR TRANSFERS       Account Value, if any, which must remain in a Policy Option after a transfer from it is shown on the Policy Data Pages.

                    Any transfer instruction must be in form satisfactory to the Company, and received by the Company at its Variable Service Center. Without limitation, any such instruction must clearly specify the amount which is to be transferred and the Policy Options which are to be affected. The Company will not be liable for transfers made in accordance with instructions by, or on behalf of, the Owner.

                    The Company reserves the right, at any time and without prior notice to any party, to terminate, suspend or modify the transfer privileges described above.



SECTION  6                   ACCOUNT VALUE
--------------------------------------------------------------------------------

GENERAL The Account Value on any Business Day is the sum of the Owner's interest (a) in the Sub-Accounts of the Separate Account; (b) in the Fixed Account and, if there is an outstanding Policy loan, (c) in the Loan Account. The value of the Owner's interest in a Sub-Account is determined by multiplying the number of Accumulation Units attributable to that Sub-Account by the Accumulation Unit Value for that Sub-Account.

ACCUMULATION        The number of Accumulation Units in a Sub-Account credited
UNIT VALUE          to this Policy is determined by dividing the amount to be
                    allocated to that Sub-Account by the Accumulation Unit Value for that Sub-Account as of the end of the Valuation Period when that allocation is to be effective. An amount to be allocated may be derived from a Premium Payment, loan repayment, Premium Value Bonus, or a transfer of Account
                    Value into a Sub-Account. The Accumulation Unit Value for each Sub-Account was arbitrarily set initially at $10.
                    Subsequent Accumulation Unit Values are determined by subtracting (b) from (a) and dividing the result by (c) where:

                    (a) is the net result of:

                         (i) the assets of the Sub-Account attributable to Accumulation Units; plus or minus

                         (ii) the cumulative charge or credit for taxes reserved
                              which is determined by the Company to have resulted from the operation or maintenance of that Sub-Account.

                    (b) is the daily charge for the Mortality and Expense Risk Charge shown on the Policy Data Pages; and

                    (c) is the number of Accumulation Units outstanding at the end of the Valuation Period.

                    The Accumulation Unit Value may increase or decrease from Valuation Period to Valuation Period.

FIXED ACCOUNT       The Company guarantees that it will credit interest to the
VALUE               Account Value in the Fixed Account at a rate not less than the minimum guaranteed interest rate shown on the Policy
                    Data Pages. Additional amounts of interest may be credited by the Company from time to time in its sole discretion. The
                    Company determines interest rates in advance, and credits interest daily to Fixed Account Value in dollars.

MINIMUM VALUE       The Company reserves the right to transfer Account Value
REQUIRED IN         from any Policy Option if on any Business Day the Account
ANY POLICY          Value in the Policy Option is less than $100. In such event,
OPTION              the Account Value will be transferred to the Policy Option with the highest Account Value.

PREMIUM VALUE       This Policy will be eligible for a Premium Value Bonus
BONUS               credit at the start of the first Eligible Policy Year shown on the Policy Data Pages. To be eligible, the cumulative amount of premiums paid on the first Business Day of the first Eligible Policy Year, less the amount of Indebtedness and withdrawals taken by the Owner, must be at least equal to the product of the Monthly Minimum Premium times the number of elapsed Policy Months.

                    If the eligibility requirement is met, a Premium Value Bonus will be credited each Policy Month:

                    - starting on the first Business Day of the first Eligible Policy Year;

                    - based on the guaranteed Premium Value Bonus factors shown on the Policy Data Pages; but only if

                    - the cumulative amount of premiums paid on the last Business Day of the immediately preceeding Policy Month, less the amount of Indebtedness and withdrawals taken by the Owner, is at least equal to the product of the current Monthly Minimum Premium times the number of elapsed Policy Months.

                    Any Premium Value Bonus credited will be at least equal to the product of the current Monthly Minimum Premium times the guaranteed annual Premium Value Percentage rate shown on the Policy Data Pages.

                    Additional Bonuses may be credited from time to time at the Company's sole discretion based on "current" Premium Value Bonus factors. The current Premium Value Bonus factors (including an annual Premium Value Percentage rate) on the Policy Date, which may be changed by the Company at any time without notice, are shown on the Policy Data Pages.

CASH VALUE          After a Policy has been continuously in force for the first
BONUS               eight Policy Years, Cash Value Bonus amounts may be credited monthly to Account Value. Cash Value Bonuses, if any, are based on the Cash Accumulation Value at the end of the last
                    Business Day of the immediately preceding Policy Month and the applicable Cash Value Bonus Percentage rate then in effect. The Cash Value Bonus annual percentage rate on the Policy Date is shown on the Policy Data Pages. The rate is not guaranteed and may be increased, decreased, or eliminated by the Company in its sole discretion.

ALLOCATION OF       Any Premium Value Bonus and Cash Value Bonus will be
BONUSES             allocated among the Fixed Account and the Sub-Accounts of
                    the Separate Account on a pro rata basis based on the Account Value in each, or by any other method approved by the Company in advance. The Company will credit amounts by adding values to the Fixed Account and/or crediting additional Accumulation Units of the applicable Sub-Accounts to the Account Value. Bonuses are not allocated to the Loan
                    Account.

SECTION 7                           CHARGES AND DEDUCTIONS
--------------------------------------------------------------------------------

Various charges and deductions are made from Premium Payments, Account Value and the Separate Account. These are:

PREMIUM LOAD        A Premium Load, as shown on the Policy Data Pages, is
                    deducted from each Premium Payment. The Company may from time to time, reduce the amount of the Premium Load below any guaranteed Premium Load shown on the Policy Data Pages.

MONTHLY             On the first Business Day of each Policy Month, the Company
DEDUCTIONS          will deduct a Monthly Deduction to cover charges and
                    expenses incurred in connection with the Policy. The Monthly
                    Deduction will be deducted by subtracting values from the Fixed Account and/or canceling Accumulation Units from each applicable Sub-Account. The deductions will be in the ratio that the value of each Policy Option bears to the Cash
                    Accumulation Value, or by any other method selected by the Owner and acceptable to the Company. The amount of the Monthly Deduction will vary from month to month.

                    The monthly deductions are comprised of the following charges:

                    ADMINISTRATIVE CHARGE: The Company deducts an Administrative Charge for the amount shown on the Policy Data Pages. The Company may from time to time, reduce the amount of any guaranteed charge shown.

                    MONTHLY POLICY BENEFIT CHARGE: The Company deducts a Monthly Policy Benefit Charge for the amount shown on the Policy Data Pages. The Company may from time to time, reduce the amount of any guaranteed charge shown.

                    COST OF INSURANCE: The Company deducts a Cost of Insurance Charge from the Cash Accumulation Value on the first Business Day of each Policy Month.

                    The Cost of Insurance Charge for any Policy Month is determined by: (a) subtracting the Account Value from the the Death Benefit; (b) dividing the net amount by 1.003273739; and (c) multiplying the results by the current cost of insurance rate divided by 1,000. The cost of insurance rate is based on the insured's sex, Age, Policy Year, and Rate Class. The rates will be determined by the Company, but they will never be more than the guaranteed rates shown on the Policy Data Pages.

                    The maximum cost of insurance charges do not exceed the cost of insurance rates based on the 1980 Commissioner's Standard Ordinary Morality Table, Age, Rate Class and sex.

                    ADDITIONAL BENEFIT RIDER CHARGES: The charges for optional additional benefit riders attached to the Policy, will be deducted monthly as specified in the rider.

DAILY               Each Business Day, the Company will deduct a mortality and
DEDUCTIONS          expense risk charge which is equal to a percentage of the
                    net assets in each Sub-Account of the Separate Account for this class of Policy. The mortality and expense risk charge is guaranteed by the Company not to exceed the guaranteed rate shown on the Policy Data Pages.

                    The Company may from time to time, assess a mortality and expense risk charge for this class of Policy that is less than the guaranteed maximum rate. The mortality and expense risk charge on the Policy Date is as shown on the Policy Data pages.

INCOME TAXES        The Company reserves the right to reduce the Account Value for federal income taxes of the Separate Account if it determines, in its sole discretion, that it will incur a tax as a result of the operation of the Separate Account. The
                    Company will deduct for any income taxes incurred by it as a result of the operation of the Separate Account whether or not there was a Company reserve for taxes and whether or not it was sufficient.

TRANSACTION         The Company reserves the right to assess transaction charges
CHARGES             shown on the Policy Data Pages for:

                    - transfers of Account Value described in Section 5 - TRANSFERS;

                    - surrender or withdrawals of Cash Surrender Value as described in Section 8 - SURRENDER AND WITHDRAWALS; and

                    -    loans using the Policy as security as described in
                         Section 9 - LOANS.

                    The Company may from time to time, reduce the amount of any guaranteed transaction charge shown on the Policy Data Pages.

ALLOCATION OF       Transaction charges will be deducted pro-rata from Account
TRANSACTION         Value in each Policy Option prior to the transaction, or by
CHARGES             any other method approved by the Company in advance of the transaction. If the entire interest in a Sub-Account or the Fixed Account is being transferred, the pro-rata portion of any applicable transaction fee will be deducted from the amount which is transferred.


SECTION 8                           SURRENDER AND WITHDRAWALS
--------------------------------------------------------------------------------

SURRENDER           The Owner may surrender this Policy for its Cash Surrender
                    Value at any time while the Insured is living by written request to the Company at its Variable Service Center. The
                    Cash Surrender Value of the surrendered Policy will be determined as of the Business Day when a surrender request is received at the Company's Variable Service Center. The
                    Owner may request to have all or part of the Cash Surrender
                    Value applied to a Payout Option. The Company's liability for the Death Benefit terminates upon a surrender of the Policy.

WITHDRAWALS         After the first Policy Year, the Owner may request to make a withdrawal of a portion of the Cash Surrender Value. The amount requested must be not less than the Minimum
                    Withdrawal amount shown on the Policy Data

                    Pages. Any request is subject to the LIMITATIONS ON WITHDRAWALS AND REDUCTIONS provision shown on the Policy Data Pages. A permitted withdrawal will cause a reduction in the Account Value and Death Benefit by the sum of : (a) the amount of the Cash Surrender Value withdrawn; and (b) any applicable transaction charge shown on the Policy Data Pages.

                    A permitted withdrawal will result in the cancellation of Accumulation Units from each applicable Sub-Account Policy Option or a reduction in Fixed Account Value in the ratio that the Account Value in the Policy Option bears to the Cash Accumulation Value. If Death Benefit Option A is in effect, a withdrawal will reduce the Face Amount by the withdrawal plus any applicable transaction charges. The Owner may request in writing in advance if a different method for canceling Accumulation Units or reducing Fixed Account Value is desired. The Company reserves the right to approve or disapprove any such request.

SURRENDER           The Surrender Charge is shown on the Policy Data Pages, and
CHARGE              is based on the Face Amount on the Policy Date. The charge may vary depending on the elapsed period during which the Surrender Charge applies. An additional Surrender Charge may apply if the Face Amount is increased.

                    The Company will apply the Surrender Charge to a surrender by subtracting values from the Fixed Account and/or canceling Accumulation Units credited to this Policy.

SUSPENSION OR       The Company generally will pay amounts from the Separate
DEFERRAL OF         Account for a surrender, withdrawal, Policy loan or transfer
PAYMENTS            within seven (7) days of receipt of a request in good order.
                    The Company reserves the right, however, to suspend or postpone such payments for any period when:

                    (a)  the New York Stock Exchange is closed;

                    (b)  trading on the New York Stock Exchange is restricted;

                    (c) an emergency exists as a result of which disposal of securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's net assets; or

                    (d) during any other period when the Securities and Exchange Commission, by order, so permits for the protection of Owner(s).

                    The Company reserves the right to defer payment for a surrender, withdrawal, Policy loan or transfer from the Fixed Account for the period permitted by law, but not for more than six months after written election is received by the Company.

SECTION 9                         LOANS
--------------------------------------------------------------------------------

GENERAL The Owner may borrow money and use the Policy as security for the Indebtedness at any time after the Free Look period. The Company will usually make the loan within seven (7) days of the date a loan request is received at the Variable Service Center.

                    The maximum amount available as a loan is equal to 90% of the Account Value less the sum of Surrender Charges and Indebtedness. The minimum Policy loan amount is shown on the Policy Data Pages.

                    A Policy loan reduces the Account Value in the Sub-Accounts and Fixed Account by the amount of the loan. Account Value equal to the amounts loaned are transferred from the Fixed Account and the Separate Account to the Loan Account when the loans are made. Interest is credited monthly to the Loan Account at the equivalent of the minimum guaranteed annual interest rate shown on the Policy Data Pages.

                    The amount taken from the Policy's Sub-Accounts as a result of a loan does not participate in the investment experience of the Sub-Accounts. Therefore, the Death Benefit and Account Value of the Policy can be permanently affected by a Policy loan, even if it is repaid. In addition, any proceeds payable under a Policy are reduced by the amount of any Indebtedness.

                    Interest accrues daily and will be payable in arrears at the end of each Policy Month. Any interest not paid when due will be added to the Indebtedness and bear interest in the same manner. An amount equal to the unpaid interest will be deducted from the Account Value in the Policy Options and transferred to the Loan Account on the first Business Day of the next Policy Month.

                    A loan repayment increases the Account Value in the Sub-Accounts and Fixed Account by the amount of the repayment. Unless the Owner requests otherwise, Policy loans and loan repayments are attributed to the Sub-Accounts and the Fixed Account in proportion to the Account Value in each. The Company reserves the right to accept or reject any such request.

REGULAR LOANS       Until a Preferred Loan Event occurs, any money borrowed is treated as a Regular Loan. Indebtedness under this Policy as a result of a Regular Loan will be charged interest at the maximum loan interest rate(s) shown on the Policy Data
                    Pages. Within seven (7) Business Days of a Preferred Loan
                    Event, Indebtedness then outstanding that is attributable to a Regular Loan will automatically be converted to a Preferred Loan, up to the Preferred Loan Limit described below.

PREFERRED           An Owner may qualify for a Preferred Loan after the first
LOANS AND           Policy Year. To qualify, the Policy must have a Cash
PREFERRED           Accumulation Value of at least $10,000 on a Policy
LOAN EVENT          Anniversary. This is called a "Preferred Loan Event." During the Policy Year in which a Preferred Loan Event occurs, the Owner may request a Preferred Loan at the Preferred Loan
                    Rate shown on the Policy Data Pages. The maximum amount available for a Preferred Policy Loan in any Policy Year is the Preferred Loan Limit less the amount of any Indebtedness converted from a Regular Loan to a Preferred Loan for that Policy Year. The "Preferred Loan Limit" in any Policy Year is 15% of the Cash Accumulation Value on the Policy
                    Anniversary. A Preferred Loan will reduce the amount available as a Regular Loan.

IMMEDIATE           A loan repayment will be due on the first Business Day of a
LOAN                Policy Month if (a) exceeds (b), where:
REPAYMENT
                    (a)  is the amount of Indebtedness; and

                    (b) the excess of the Policy's Account Value over any Surrender Charge that would be due if the Policy were surrendered.

                    A period of 61 days will be allowed from the first day of such Policy Month for a loan repayment. The Company will send a notice to the Owner or assignee, if any. The Policy will terminate without value 61 days after the mailing of the notice unless a sufficient repayment is made during that period. A repayment is sufficient if it is large enough to reduce the total Indebtedness to an amount equal to:

                    (a)  the Policy's Account Value less the Surrender Charge;
                         plus

                    (b) an amount sufficient to continue the Policy in force for 3 months.

                    The Company will send such notice to the Owner's last known address. If the Insured dies during the loan repayment period, the Death Benefit Proceeds will be payable as stated in the Death Benefits section.

                    A loan repayment must be designated as such. Otherwise, the Company may treat the payment as a Premium Payment.


SECTION 10        OWNERSHIP,  ASSIGNMENT AND BENEFICIARY PROVISIONS
--------------------------------------------------------------------------------

OWNERSHIP           The Owner has all rights under this Policy. The Owner is the person designated in the Application, unless changed during the lifetime of the Insured. Upon the death of the Owner, his or her estate will become the Owner unless a successor
                    Owner has been named. The Owner's rights under the Policy terminate when the Insured dies.

ASSIGNMENT          The Owner may, at any time during the lifetime of the
                    Insured, assign his or her rights under this Policy. The
                    Company will not be bound by any assignment until written notice is received by the Company at its Variable Service
                    Center. The Company is not responsible for the validity or tax consequences of any assignment. The Company will not be liable as to any payment or other settlement made by the Company before receipt of the assignment.

BENEFICIARY         The Beneficiary on the Policy Date is as named on the
                    Application.

CHANGE OF           A request to change the designated Owner or Beneficiary must
DESIGNATIONS        be made in writing and received by the Company at its
                    Variable Service Center. The change will become effective as of the date the written request is signed. A new designation will not apply to any payment made or action taken by the Company prior to the time it records the change, and the Company shall be released from any further liability with respect to any such payment made or action taken.

                    OWNER: The Owner may change the Owner at any time while the Insured is alive. A change of Owner will automatically revoke any prior designation of Owner.

                    BENEFICIARY: Subject to the rights of any irrevocable Beneficiary(ies), the Owner may change the primary Beneficiary(ies) or contingent Beneficiary(ies). A permitted change of Beneficiary will automatically revoke any prior designation of Beneficiary.


SECTION 11                                  GENERAL PROVISIONS
--------------------------------------------------------------------------------

THE POLICY          The entire contract consists of this Policy; the Application which is attached to this Policy; and any riders or endorsements attached to this Policy.

                    This Policy may be changed or altered only by the President or Vice President and the Secretary of the Company. A change or alteration must be made in writing.

INCONTESTABILITY    Generally, the Company can challenge the validity of the
                    Policy or any rider to the Policy on the Policy Date during the Insured's lifetime for two years from the Policy Date, based on misrepresentations made in the application. The
                    Company can challenge an increase in Death Benefit requiring evidence of insurability for two years, during the Insured's lifetime, from the date of the increase. For any increase in Face Amount (or in rider benefits) requiring evidence of insurability, the Company will not contest payment of the Death Benefit Proceeds (or rider benefits) based on such an increase after it has been in force during the Insured's lifetime for two years from its effective date. However, the two year time limit on the Company's right to challenge all or part of the Policy does not apply if the Insured dies within the two year period.

                    Any reinstatement will be incontestable after that reinstatement has been in force for two years from its effective date during the lifetime of the Insured. Any contest will then be based only on the information provided on the application for reinstatement.

SUICIDE Suicide, while sane or insane, within two years from the Policy Date is a risk not assumed under this Policy. The Company's liability for such suicide is limited to the Cash Surrender Value. When the laws of the state in which this Policy is delivered require less than a two year period, the period will be as stated in such law.

MATURITY            If the Insured is living on the Maturity Date, on surrender
PROCEEDS            of the Policy to the Company, the Company will pay the Owner the Cash Surrender Value on the Maturity Date. In such case, the Policy will terminate and the Company will have no further obligations under the Policy.

MISSTATEMENT        If the Insured's Age or sex is misstated in any application
OF AGE OR SEX       for benefits under this Policy, the Death Benefit will be
                    the amount provided by the Insured's correct age and sex.

MODIFICATION        This Policy may be modified and the Company may take any
                    other action in order to maintain compliance with applicable state and federal law, including tax law requirements for treatment of life insurance. The Company also has the right, at any time, to:

                    - combine two or more Policy Options, or withdraw assets relating to the Policies from one Policy Option and put them into another;

                    - operate the Separate Account under the direction of a committee or discharge such a committee at any time;

                    - operate the Separate Account, or one or more Policy Options, in any other form the law allows, including a form that allows the Company to make direct investments. The Separate Account may be charged advisory fees and other operating expenses if its investments are made directly rather than through another investment company, so long as the overall level of charges and expenses that can be imposed on the Policies, directly or indirectly, is not increased; and

                    - operate the Separate Account without registration as an investment company.

CONFORMITY          This policy is subject to the laws of the state where the
WITH LAWS           policy was delivered. If any part of it does not follow that law, it will be treated as if it does.

NON-PARTICIPATING   The Policy is nonparticipating. It will not participate in any dividend or distribution of the Company's surplus.

PROTECTION OF       To the extent permitted by law, Death Benefits shall be free
PROCEEDS            from legal process and the claim of any creditor if the
                    person is entitled to them under this Policy. No payment and no amount under this Policy can be taken or assigned in advance of its payment date unless the Company receives the Owner's written consent.

RIGHT TO            During the first 24 months after the Policy Date, if the
EXCHANGE FOR A      Policy has not lapsed, there is an unconditional right to
FIXED BENEFIT       transfer all of the Account Value in the Sub-Accounts to the
POLICY              Fixed Account without any transaction charge.

REPORTS At least once each calendar year, the Company will furnish the Owner with a report showing the Account Value and any other information as may be required by law. Reports will be sent to the last known address of the Owner.

SECTION 12                      PAYOUT OPTIONS
--------------------------------------------------------------------------------

GENERAL The Policy's Death Benefit Proceeds and Cash Surrender Value can be paid in one sum, or all or part of the Proceeds may be paid under a Payout Option. If a Payout Option is selected for the payment of Cash Surrender Value, any Withdrawal Charges and Indebtedness will be deducted from the Account Value before the first payment is made.

                    During the Insured's lifetime, the Owner may elect: (a) for Cash Surrender Value to be paid under a Payout Option; (b) for Death Benefit Proceeds to be paid under a Payout Option; and (c) to change a previously elected Payout Option for Death Benefit Proceeds. Any election must be by written request to the Variable Service Center.

                    If no election by the Owner is in effect at the death of the Insured, the Beneficiary may elect that Death Benefit Proceeds be paid as a single sum or under a Payout Option. Payment under a Payout Option may only be elected by a Beneficiary during the sixty-day period beginning with the date of receipt of proof of death.

PAYOUT OPTIONS      The following Payout Options or any other Payout Option
                    acceptable to the Company may be selected:

                    OPTION A. LIFE ANNUITY: Monthly payments during the life of the payee.

                    OPTION B. LIFE ANNUITY WITH PERIODS CERTAIN OF 120 MONTHS:
                    Monthly payments during the lifetime of the payee and in any event for one hundred twenty (120) months.

                    OPTION C. FIXED PAYMENTS FOR A PERIOD CERTAIN: Fixed monthly payments for any specified period (at least five years but not exceeding thirty years), as selected.

                    OPTION D. DEATH BENEFIT PROCEEDS REMAINING WITH THE COMPANY:
                    Proceeds from the Death Benefit left with the Company. The Death Benefit Proceeds will remain in the Fixed Account and be credited with interest by the Company at a rate of not less than 4%. Full and partial withdrawals may be made at any time with no Withdrawal Charge.

                    The minimum amount of each payment under these Payout Options will be based on the applicable Payout Tables shown. The dollar amount of a payment for Ages or combination of Ages not shown in the Tables or for any other form of Payout Option agreed to by the Company will be provided by the Company upon request. If the payee dies during a period certain (Payout Options B or C), the remaining payments attributable to Death Proceeds will be made to the estate of the Beneficiary. The Beneficiary may elect to have the commuted value of the remaining payments paid in a single sum instead. The Company will determine the commuted value by discounting the remaining payments at its then current interest rate used for commutation.

EVIDENCE OF         The Company may require satisfactory evidence of the Age of
PROOF OF AGE        any person or his or her continued survival for payments
OR SURVIVAL         under a lifetime payment option.

                   OPTIONS A AND B - LIFETIME PAYMENT OPTIONS
              MINIMUM MONTHLY PAYMENT RATES FOR EACH $1,000 APPLIED


AGE OF PAYEE     LIFE    10 YEAR & LIFE   AGE OF PAYEE     LIFE      10 YEAR & LIFE
     50          4.68         4.64             70          7.27           6.80
     51          4.75         4.70             71          7.51           6.96
     52          4.82         4.77             72          7.77           7.14
     53          4.89         4.84             73          8.06           7.31
     54          4.97         4.92             74          8.36           7.49
     55          5.06         4.99             75          8.69           7.67
     56          5.15         5.08             76          9.04           7.86
     57          5.24         5.16             77          9.42           8.04
     58          5.34         5.25             78          9.84           8.22
     59          5.45         5.35             79          10.28          8.40
     60          5.56         5.45             80          10.76          8.57
     61          5.69         5.56             81          11.28          8.74
     62          5.82         5.67             82          11.83          8.90
     63          5.96         5.79             83          12.43          9.05
     64          6.11         5.92             84          13.07          9.18
     65          6.27         6.05             85          13.76          9.31
     66          6.44         6.19
     67          6.63         6.33
     68          6.83         6.48
     69          7.04         6.63




                 OPTION C - FIXED PAYMENTS FOR A PERIOD CERTAIN
              MINIMUM MONTHLY PAYMENT RATES FOR EACH $1,000 APPLIED

YEARS       MONTHLY PAYMENT      YEARS    MONTHLY PAYMENT     YEARS    MONTHLY PAYMENT

 1          Not available          11            9.31          21             5.81
 2          Not available          12            8.69          22             5.64
 3          Not available          13            8.17          23             5.49
 4          Not available          14            7.72          24             5.35
 5               18.32             15            7.34          25             5.22

 6               15.56             16            7.00          26             5.10
 7               13.59             17            6.71          27             5.00
 8               12.12             18            6.44          28             4.90
 9               10.97             19            6.21          29             4.80
10               10.06             20            6.00          30             4.72


For quarterly payments, multiply the monthly payment rate by 3.01. For semi-annual payments, multiply by 6.05. For annual payment, multiply by 12.22.

                  [FIRST VARIABLE LIFE INSURANCE COMPANY LOGO]

                         A STOCK LIFE INSURANCE COMPANY


















THE ACCOUNT VALUE, CASH SURRENDER VALUE, AND DEATH BENEFIT PROVIDED BY THIS POLICY, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND NOT GUARANTEED AS TO DOLLAR AMOUNT.










                      INDIVIDUAL FLEXIBLE PREMIUM VARIABLE
                    LIFE INSURANCE POLICY - NON-PARTICIPATING